Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-132551 and 333-132551) of EXCO Resources, Inc. of our reports dated May 15, 2006 relating to the consolidated financial statements of EXCO Resources, Inc., which appear in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
May 15, 2006